As filed with the Securities and Exchange Commission on August 11, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UpHealth, Inc.

(Exact name of registrant as specified in its charter)

Delaware	83-3838045
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

GigCapital 2, Inc. 2021 Equity Incentive Plan

and

Cloudbreak Health, LLC 2015 Unit Incentive Plan

(Full title of the plan)

Dr. Ramesh Balakrishnan

Chief Executive Officer

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(312) 618-1322

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Jeffrey C. Selman, Esq.

Renée Delphin-Rodriguez, Esq.

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

(415) 615-6095

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filed	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common stock, par value $0.0001 per share	18,132,426	$5.885	$106,709,327.01	$11,641.99

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which become issuable under the above-named plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

(2)

The proposed maximum offering price is calculated pursuant Rule 457(c) and Rule 457(h) under the Securities Act based upon average of the high and low sale prices of the Common Stock as reported by the NYSE on August 10, 2021.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by UpHealth, Inc, Inc., a Delaware corporation (the “Company”), to register 16,420,813 shares of Common Stock that are newly authorized for issuance under the GigCapital 2, Inc. 2021 Equity Incentive Plan (the “2021 Equity Incentive Plan”) and 1,711,613 shares of Common Stock that are reserved under the Cloudbreak Health, LLC 2015 Unit Incentive Plan (the “2015 Equity Incentive Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I will be delivered in accordance with Rule 428(b)(1) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into this Registration Statement:

•	The Company’s Form 10-K for the fiscal year ended December 31, 2020 filed with the Commission on April 1, 2021, and as amended by its Form 10-K/A filed with the Commission on April 21, 2021.

•	The Company’s Form 10-Q for the quarter ended March 31, 2021 as filed with the Commission on May 17, 2021.

•

The Company’s Current Reports on Form 8-K filed with the Commission on April 21, 2021, April  26, 2021, April 26, 2021, May  6, 2021, May 17, 2021, June 2, 2021, June 4, 2021, June 9, 2021, June  14, 2021 (as amended on June 15, 2021).

•

The description of the Company’s common stock contained in our Registration Statement on Form 8-A, filed with the Commission the Company on May 28, 2019 (as amended on June 4, 2019 and June 5, 2019), pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and all amendments or reports filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of such corporation, and, with respect to any criminal actions and proceedings, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any person, including an officer or director, who was or is, or is threatened to be made, a party to any threatened, pending or contemplated action or suit by or in the right of such corporation, under the same conditions, except that such indemnification is limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person, and except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to such corporation. Where an officer or director of a corporation is successful, on the merits or otherwise, in the defense of any action, suit or proceeding referred to above, or any claim, issue or matter therein, the corporation must indemnify that person against the expenses (including attorneys’ fees) that such officer or director actually and reasonably incurred in connection therewith.

Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him or her and incurred by him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify him or her under Section 145.

The rights provided in Section 145 of the DGCL are not exclusive, and the corporation may also provide for indemnification under bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Our Second Amended and Restated Certificate of Incorporation (the “Charter”) provides that the Company, to the full extent permitted by Section 145 of the DGCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification thereunder shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized thereby.

Our Amended and Restated Bylaws provide for the indemnification of our directors, officers or other persons in accordance with our Charter.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

1.	The undersigned Company hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(b)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.

The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions set forth above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

3.1	Second Amended and Restated Certificate of Incorporation of UpHealth, Inc. (incorporated by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2021).

3.2	Amended and Restated Bylaws of UpHeatlh, Inc. (incorporated by reference to Exhibit 3.2 of the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 14, 2021).

4.1	Specimen Common Stock Certificate (incorporated by reference to Exhibit 4.2 of the Company’s Form S-1 filed with the Securities and Exchange Commission on May 9, 2019).

5.1*	Opinion of DLA Piper (US).

23.1*	Consent of DLA Piper (US) (contained in Exhibit 5.1).

23.2*	Consent of BPM LLP, Independent Registered Public Accounting Firm, with respect to GigCapital2, Inc.

23.3*	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm, with respect to Thrasys, Inc.

23.4*	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm, with respect to Innovations Group, Inc.

23.5*	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm, with respect to TTC Healthcare, Inc.

23.6*	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm, with respect to Behavioral Health Services, LLC

23.7*	Consent of Plante & Moran, PLLC, Independent Registered Public Accounting Firm, with respect to UpHealth Holdings, Inc.

23.8*	Consent of D.K. Chhajer & Co., Independent Chartered Accountants, with respect to Glocal Healthcare Systems Private Limited

23.9*	Consent of Hall & Company Certified Public Accountants & Consultants, Inc., Independent Registered Public Accounting Firm, with respect to Cloudbreak Health, LLC

23.10*	Consent of Macias Gini & O’Connell LLP, Independent Registered Public Accounting Firm, with respect to Cloudbreak Health, LLC

24.1*	Power of Attorney (included on signature page).

99.1	GigCapital 2, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.8 of the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 15, 2021).

99.2	Cloudbreak Health LLC 2015 Unit Incentive Plan (incorporated by reference to Exhibit 10.6 of the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 15, 2021).

99.3	UpHealth Holdings, Inc. Consolidated Financial Statements as of and for the period ended December 31, 2020; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities and Exchange Commission on June 21, 2021).

99.4	UpHealth Holdings, Inc. Unaudited Condensed Consolidated Financial Statements as of and for the periods ended March 31, 2021 and 2020 (incorporated by reference to the Form S-1/A filed with the Securities and Exchange Commission on June 21, 2021).

99.5	Thrasys, Inc., Financial Statements for the period ended November 20, 2020 and the year ended December 31, 2019; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.6	Glocal Healthcare Systems Private Limited Consolidated Financial Statements as of and for the years ended March 31, 2020 and 2019; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.7	Glocal Healthcare Systems Private Limited Unaudited Consolidated Financial Statements as of and for the periods ended December 31, 2020 and 2019 (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.8	Glocal Healthcare Systems Private Limited Unaudited Consolidated Financial Statements as of and for the period 01 April 2020 to 25 March 2021 (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.9	TTC Healthcare, Inc. and Subsidiaries (Successor) and Transformations Treatment Center, Inc. and Affiliates (Predecessor) Consolidated Financial Statements for the years ended December 31, 2020 and 2019; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.10	TTC Healthcare, Inc. and Subsidiaries Unaudited Consolidated Financial Statements for the period ended January 24, 2021 and the year ended December 31, 2020 (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.11	Innovations Group, Inc. Consolidated Financial Statements for the years ended December 31, 2020 and 2019; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.12	Innovations Group, Inc. Unaudited Consolidated Financial Statements for period ended March 31, 2021 and the year ended December 31, 2020 (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.13	Behavioral Health Services, LLC and Subsidiaries Consolidated Financial Statements for the period ended November 20, 2020 and the year ended December 31, 2019; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.14	Cloudbreak Health, LLC and Subsidiaries Consolidated Financial Statements for the years ended December 31, 2020 and 2019; and Independent Auditor’s Report (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.15	Cloudbreak Health, LLC and Subsidiaries Unaudited Consolidated Financial Statements for the year to date March 31, 2021 (incorporated by reference to the Form S-1/A filed with the Securities Exchange Commission on June 21, 2021).

99.16	Unaudited Pro Forma Condensed Combined Financial Information of UpHealth, Inc. as of March 31, 2021 and December 31, 2020. (incorporated by reference to Exhibit 99.1 of the Company’s Current Report on Form 8-K/A filed with the Securities and Exchange Commission on June 15, 2021).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized, on this 11th day of August, 2021.

UpHealth, Inc.

By:	/s/ Dr. Ramesh Balakrishnan
Name:	Dr. Ramesh Balakrishnan
Title:	Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Dr. Ramesh Balakrishnan and Martin S. A. Beck and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, this registration statement on Form S-8 has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.

Name	Title	Date

/s/ Dr. Ramesh Balakrishnan Dr. Ramesh Balakrishnan	Chief Executive Officer (Principal Executive Officer)	August 11, 2021

/s/ Martin S. A. Beck Martin S. A. Beck	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2021

/s/ Dr. Chirinjeev Kathuria Dr. Chirinjeev Kathuria	Co-Chairman of the Board of Directors	August 11, 2021

/s/ Dr. Avi Katz Dr. Avi Katz	Co-Chairman of the Board of Directors	August 11, 2021

/s/ Dr. Raluca Dinu Dr. Raluca Dinu	Director	August 11, 2021

/s/ Neil Miotto Neil Miotto	Director	August 11, 2021

/s/ Dr. Mariya Pylypiv Dr. Mariya Pylypiv	Director	August 11, 2021

/s/ Nathan Locke Nathan Locke	Director	August 11, 2021

/s/ Jerome Ringo Jerome Ringo	Director	August 11, 2021

/s/ Agnès Rey-Giraud Agnès Rey-Giraud	Director	August 11, 2021

/s/ Moshe Bar-Siman-Tov Moshe Bar-Siman-Tov	Director	August 11, 2021